Exhibit 99.1

IQVIA Reports Fourth-Quarter and Full-Year 2017 Results, Issues First-Quarter and Full-Year 2018 Guidance

  Revenue of $2,161 million for the fourth quarter and $8,060 million for the full year; $8,068 million of full-year revenue before merger-related deferred revenue adjustment
  Adjusted EBITDA of $582 million for the fourth quarter and $2,047 million for the full year
  GAAP Diluted Earnings per Share of $5.02 for the fourth quarter and $5.88 for the full year
  Adjusted Diluted Earnings per Share of $1.40 for the fourth quarter and $4.67 for the full year
  $3.6 billion of share repurchase completed post-merger, $369 million completed during the fourth quarter
  Post-merger share repurchase authorization increased to $5.0 billion from $3.5 billion

DANBURY, Conn. & RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)--February 14, 2018--IQVIA Holdings Inc. (“IQVIA”) (NYSE: IQV), a leading global provider of information, innovative technology solutions and contract research services focused on using data and science to help healthcare clients find better solutions for their patients, today reported financial results for the quarter and full-year ended December 31, 2017. On October 3, 2016, the merger of Quintiles Transnational Holdings Inc. and IMS Health Holdings, Inc. was completed. To aid investors and analysts with year-over-year comparability for the merged business, we are including company financial information that combines the stand-alone Quintiles and IMS Health financial information for revenue and Adjusted EBITDA as if the merger had taken place on January 1, 2016, with conforming adjustments to the current year presentation.

Fourth-Quarter 2017 Operating Results

Revenue for the fourth quarter of $2,161 million increased 10.7 percent on a reported basis, and 8.4 percent on a constant currency basis, compared to the fourth quarter of 2016. Under purchase accounting rules, a portion of IMS Health’s deferred revenue, which would have otherwise been realized as revenue in the fourth quarter of 2016, was eliminated. Excluding this $55 million deferred revenue adjustment, revenue for the fourth quarter increased 7.7 percent on a reported basis and 5.5 percent on a constant currency basis.

Commercial Solutions revenue of $1,027 million grew 10.6 percent reported and 7.8 percent at constant currency. Research & Development Solutions revenue of $947 million grew 6.6 percent reported and 5.0 percent on a constant currency basis. Integrated Engagement Services revenue of $187 million declined 3.3 percent reported and 4.7 percent at constant currency.

Fourth-quarter 2017 Adjusted EBITDA was $582 million. GAAP net income was $1,076 million and GAAP diluted earnings per share was $5.02. During the fourth quarter, and as a result of the Tax Cuts and Jobs Act enacted in 2017, the company revalued its deferred taxes at the lower U.S. corporate tax rate, and reversed its deferred tax liability on undistributed earnings net of the newly enacted transition tax. This resulted in a provisional benefit of $977 million to GAAP net income and $4.56 to GAAP diluted earnings per share. Adjusted Net Income was $300 million and Adjusted Diluted Earnings per Share was $1.40.

“We closed out the year with fourth-quarter financial results on or above our targets, driven by strong operational execution,” said Ari Bousbib, chairman and CEO of IQVIA. “We are pleased with our progress during our first full year as a merged company and look forward to delivering another solid performance in 2018.”

Full-Year 2017 Operating Results

Revenue of $8,060 million for the full year of 2017 increased 4.3 percent reported and 4.2 percent on a constant currency basis, compared to the combined company results in 2016. Excluding the $55 million deferred revenue adjustment in the fourth quarter of 2016 and the $8 million deferred revenue adjustment in the first and second quarters of 2017, revenue for the full year increased 3.7 percent on a reported basis and 3.5 percent on a constant currency basis.

Commercial Solutions revenue of $3,638 million for the full year of 2017 increased 4.4 percent on a reported basis and 4.0 percent on a constant currency basis, compared to the combined company results in 2016. Commercial Solutions revenue growth was partially offset by the Encore business, a legacy Quintiles provider business, which was divested in July 2017.

Research & Development Solutions revenue of $3,647 million for the full year of 2017 grew 4.3 percent reported and 4.4 percent on a constant currency basis, compared to the combined company results in 2016. Research & Development Solutions revenue growth was impacted by a year-over-year decline in the early clinical development business, due to a facility closing in Europe during 2016, as well as weak bookings and high cancellations in the third quarter of 2016. Research & Development Solutions contracted net new business totaled $4.54 billion for the 12 months ended December 31, 2017. The last twelve months book-to-bill ratio was 1.24 and contracted backlog was $10.54 billion at December 31, 2017.

Integrated Engagement Services revenue of $783 million for the full year of 2017 declined 2.6 percent reported and 2.0 percent at constant currency, compared to the combined company results in 2016. Year-over-year comparisons for Integrated Engagement Services were impacted by the acceleration of $9 million of revenue in the second quarter of 2016 for the modification of a royalty-based sales force arrangement.

For the full year of 2017, Adjusted EBITDA was $2,047 million. GAAP net income was $1,309 million and GAAP diluted earnings per share was $5.88. The Tax Cuts and Jobs Act enacted in 2017 resulted in a provisional benefit of $977 million to GAAP net income and $4.39 to GAAP diluted earnings per share. Adjusted Net Income was $1,039 million and Adjusted Diluted Earnings per Share was $4.67.

Financial Position

As of December 31, 2017, cash and cash equivalents were $959 million and debt was $10,225 million, resulting in net debt of $9,266 million. At the end of the fourth quarter of 2017, IQVIA’s Gross Leverage Ratio was 5.0 times, and Net Leverage Ratio was 4.5 times trailing 12-month combined company Adjusted EBITDA.

Share Repurchase

On November 27, 2017, the company repurchased $255 million of stock from the company’s private equity sponsors. This repurchase was completed in conjunction with an underwritten secondary public offering and was outside of IQVIA’s existing share repurchase program. The company also repurchased $114 million of its stock in the open market, for a total repurchase of $369 million during the fourth quarter.

On February 14, 2018, the IQVIA board authorized an increase of the post-merger share repurchase authorization by $1.5 billion to a total of $5.0 billion, with $1.7 billion authorization remaining.

Full-Year 2018 Guidance

On January 1, 2018, IQVIA adopted ASC 606 “Revenue from Contracts with Customers,” which replaces ASC 605. Under the new standard, the company will recognize revenue in the Research & Development Solutions segment on a percentage of completion basis. Additionally, ASC 606 requires that service revenue and reimbursed expense revenue be treated consistently and presented as one line on the income statement. For comparability, 2017 preliminary recast financials have been provided in the guidance table below. Revenue for 2017 includes $1,679 million of reimbursed expense revenue spread across all three reporting segments. In addition, when 2017 revenue is recast under ASC 606, both revenue and profit are reduced by $37 million as revenue recognized in a given period under the previous approach is reallocated to prior and future periods.

In addition, the Tax Cuts and Jobs Act enacted in 2017, which provided a decrease in the U.S. corporate income tax rate from 35 percent to 21 percent, will result in a reduction in the company’s Adjusted Book Tax rate going forward.

For full-year 2018, IQVIA provides guidance in the table below. Guidance has been provided inclusive of ASC 606, and for comparability only, 2018 guidance has also been provided excluding the impact of this accounting standard. As a result of the inclusion of reimbursed expense revenue, full-year 2018 total company revenue growth and Research & Development Solutions revenue growth are expected to be lower than they otherwise would have been under ASC 605, as pass through is currently recognized at a slower pace than service revenue based on our higher mix of projects in their early phases.

	Previous Financials under ASC 605(1)		Recast Financials under ASC 606(2)
($ millions, except per share data)	Full-Year 2017 Reported	Full-Year 2018 Guidance	Full-Year 2017 Recast	Full-Year 2018 Guidance
Revenue	$8,060	$8,450 - $8,650	$9,702	$10,000 - $10,200
Commercial Solutions	$3,630	7.5% - 9.5%	$3,682	7.5% - 9.5%
R&D Solutions	$3,647	6.5% - 8.5%	$5,105	3.0% - 4.5%
Integrated Engagement Services	$783	(14)% - (7.5)%	$915	(13)% - (7.5)%

Adjusted EBITDA	$2,047	$2,190 - $2,260	$2,010	$2,150 - $2,220

Adjusted Diluted EPS	$4.67	$5.35 - $5.60	$4.55	$5.20 - $5.45
		y/y 14.5% - 19.8%		y/y 14.3% - 19.9%

Adjusted Book Tax Rate (3)	-	~24%	-	~24%
Adjusted Cash Tax Rate (3)	-	~17%	-	~17%
1.	Excludes reimbursed expense revenue.
2.

2018 guidance is based on a preliminary recast of 2017 financials, inclusive of the adoption of ASC 606 “Revenue from Contracts with Customers”, which will be finalized during the first quarter of 2018 and the recast amounts are therefore subject to change.

3.	Adjusted Book Tax Rate is defined as adjusted book tax expense divided by adjusted pre-tax income, Adjusted Cash Tax Rate is defined as cash taxes divided by adjusted pre-tax income.

First-Quarter 2018 Guidance

Inclusive of the adoption of ASC 606, IQVIA expects first quarter 2018 revenue between $2,420 million and $2,470 million, Adjusted EBITDA between $520 million and $540 million and Adjusted Diluted Earnings per Share between $1.23 and $1.30.

This financial guidance assumes current foreign currency exchange rates remain in effect for the remainder of the year.

Webcast & Conference Call Details

IQVIA will host a conference call at 9:00 a.m. Eastern Time today to discuss its fourth-quarter and full-year 2017 financial results and 2018 guidance. To participate, please dial 1-800-919-0370 in the United States and Canada or +1-212-271-4651 outside the United States approximately 15 minutes before the scheduled start of the call. The conference call and a presentation will be accessible live via webcast on the Investors section of the IQVIA website at http://ir.iqvia.com. An archived replay of the webcast will be available online at http://ir.iqvia.com after 1:00 p.m. Eastern Time today.

About IQVIA

IQVIA (NYSE:IQV) is a leading global provider of information, innovative technology solutions and contract research services focused on using data and science to help healthcare clients find better solutions for their patients. Formed through the merger of IMS Health and Quintiles, IQVIA offers a broad range of solutions that harness advances in healthcare information, technology, analytics and human ingenuity to drive healthcare forward. IQVIA enables companies to rethink approaches to clinical development and commercialization, innovate with confidence as well as accelerate meaningful healthcare outcomes. IQVIA has more than 55,000 employees operating in more than 100 countries, all committed to making the potential of human data science a reality. IQVIA’s approach to human data science is powered by the IQVIA CORE™, driving unique actionable insights at the intersection of big data, transformative technology and analytics with extensive domain expertise. IQVIA’s insights and execution capabilities help biotech, medical device, and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders tap into a deeper understanding of diseases, human behaviors and scientific advances, in an effort to advance their path toward cures.

Cautionary Statements Regarding Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, our 2018 guidance. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Actual results may differ materially from our expectations due to a number of factors, including, but not limited to, the following: most of our contracts may be terminated on short notice, and we may lose or experience delays with large client contracts or be unable to enter into new contracts; imposition of restrictions on our use of data by data suppliers or their refusal to license data to us; any failure by us to comply with contractual, regulatory or ethical requirements under our contracts, including current or changes to data protection and privacy laws; breaches or misuse of our or our outsourcing partners’ security or communications systems; hardware and software failures, delays in the operation of our computer and communications systems or the failure to implement system enhancements; failure to meet our productivity or business transformation objectives; failure to successfully invest in growth opportunities; our ability to protect our intellectual property rights and our susceptibility to claims by others that we are infringing on their intellectual property rights; the expiration or inability to acquire third party licenses for technology or intellectual property; any failure by us to accurately and timely price and formulate cost estimates for contracts, or to document change orders; the rate at which our backlog converts to revenue; our ability to acquire, develop and implement technology necessary for our business; consolidation in the industries in which our clients operate; risks related to client or therapeutic concentration; the risks associated with operating on a global basis, including currency or exchange rate fluctuations and legal compliance, including anti-corruption laws; risks related to changes in accounting standards, including the impact of the changes to the revenue recognition standards; general economic conditions in the markets in which we operate, including financial market conditions and risks related to sales to government entities; the impact of changes in tax laws and regulations; and our ability to successfully integrate, and achieve expected benefits from, our acquired businesses. For a further discussion of the risks relating to the combined company’s business, see the “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC, as such factors may be amended or updated from time to time in our subsequent periodic and other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. We assume no obligation to update any such forward-looking statement after the date of this release, whether as a result of new information, future developments or otherwise.

Note on Non-GAAP Financial Measures

Non-GAAP results, such as Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS are presented only as a supplement to the company’s financial statements based on GAAP. Non-GAAP financial information is provided to enhance understanding of the company’s financial performance, but none of these non-GAAP financial measures are recognized terms under GAAP, and non-GAAP measures should not be considered in isolation from, or as a substitute analysis for, the company’s results of operations as determined in accordance with GAAP. Definitions and reconciliations of non-GAAP measures to the most directly comparable GAAP measures are provided within the schedules attached to this release. The company uses non-GAAP measures in its operational and financial decision making, and believes that it is useful to exclude certain items in order to focus on what it regards to be a more meaningful indicator of the underlying operating performance of the business. As a result, internal management reports feature non-GAAP measures which are also used to prepare strategic plans and annual budgets and review management compensation. The company also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures.

Our 2018 guidance measures (other than revenue) are provided on a non-GAAP basis because the company is unable to reasonably predict certain items contained in the GAAP measures. Such items include, but are not limited to, acquisition and integration related expenses, restructuring and related charges, stock-based compensation and other items not reflective of the company's ongoing operations.

Non-GAAP measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies comparable to the company, many of which present non-GAAP measures when reporting their results. Non-GAAP measures have limitations as an analytical tool. They are not presentations made in accordance with GAAP, are not measures of financial condition or liquidity and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider such performance measures in isolation from, or as a substitute analysis for, the company’s results of operations as determined in accordance with GAAP.

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Table 1
IQVIA HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)
(preliminary and unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues	$2,161	$1,953	$8,060	$5,364
Reimbursed expenses	416	385	1,679	1,514
Total revenues	2,577	2,338	9,739	6,878
Costs of revenue, exclusive of depreciation and amortization	1,191	1,111	4,622	3,236
Costs of revenue, reimbursed expenses	416	385	1,679	1,514
Selling, general and administrative expenses	464	390	1,605	1,011
Depreciation and amortization	278	190	1,011	289
Restructuring costs	25	43	63	71
Merger related costs	—	75	—	87
Impairment charges	—	—	40	28
Income from operations	203	144	719	642
Interest income	(2)	(1)	(7)	(4)
Interest expense	97	71	346	144
(Gain) loss on extinguishment of debt	(2)	31	19	31
Other expense (income), net	21	(12)	30	(8)
Income before income taxes and equity in earnings (losses) of unconsolidated affiliates	89	55	331	479
Income tax (benefit) expense	(992)	227	(987)	345
Income (loss) before equity in earnings (losses) of unconsolidated affiliates	1,081	(172)	1,318	134
Equity in earnings (losses) of unconsolidated affiliates	3	(3)	10	(4)
Net income (loss)	1,084	(175)	1,328	130
Net income attributable to non-controlling interests	(8)	(3)	(19)	(15)
Net income (loss) attributable to IQVIA Holdings Inc.	$1,076	$(178)	$1,309	$115
Earnings (loss) per share attributable to common stockholders:
Basic	$5.14	$(0.74)	$6.01	$0.77
Diluted	$5.02	$(0.74)	$5.88	$0.76
Weighted average common shares outstanding:
Basic	209.3	238.8	217.8	149.1
Diluted	214.2	238.8	222.6	152.0

Table 2
IQVIA HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)
(preliminary and unaudited)

	December 31,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$959	$1,198
Trade accounts receivable and unbilled services, net	1,993	1,707
Prepaid expenses	146	123
Income taxes receivable	47	34
Investments in debt, equity and other securities	46	40
Other current assets and receivables	259	235
Total current assets	3,450	3,337
Property and equipment, net	440	406
Investments in debt, equity and other securities	8	13
Investments in unconsolidated affiliates	70	69
Goodwill	11,850	10,727
Other identifiable intangibles, net	6,591	6,390
Deferred income taxes	98	89
Deposits and other assets	235	177
Total assets	$22,742	$21,208

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$322	$250
Accrued expenses	1,664	1,493
Unearned income	733	774
Income taxes payable	72	76
Current portion of long-term debt	103	92
Other current liabilities	10	20
Total current liabilities	2,904	2,705
Long-term debt, less current portion	10,122	7,108
Deferred income taxes	918	2,133
Other liabilities	440	402
Total liabilities	14,384	12,348
Commitments and contingencies
Stockholders’ equity:
Common stock and additional paid-in capital, 400.0 shares authorized at December 31, 2017 and 2016, $0.01 par value, 249.5 and 248.3 shares issued at December 31, 2017 and 2016, respectively	10,782	10,602
Retained earnings (accumulated deficit)	655	(399)
Treasury stock, at cost, 41.4 and 12.9 shares at December 31, 2017 and 2016, respectively	(3,374)	(1,000)
Accumulated other comprehensive income (loss)	46	(570)
Equity attributable to IQVIA Holdings Inc.’s stockholders	8,109	8,633
Non-controlling interests	249	227
Total stockholders’ equity	8,358	8,860
Total liabilities and stockholders’ equity	$22,742	$21,208

Table 3
IQVIA HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(preliminary and unaudited)

	Twelve Months Ended
	December 31,
	2017	2016
Operating activities:
Net income	$1,328	$130
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	1,011	289
Amortization of debt issuance costs and discount	9	30
Amortization of accumulated other comprehensive loss on terminated interest rate swaps	3	3
Stock-based compensation	106	80
Impairment of goodwill, identifiable intangible and long-lived assets	40	28
Gain on disposals of property and equipment, net	(1)	(1)
(Earnings) loss from unconsolidated affiliates	(10)	8
Gain on investments, net	(8)	(13)
(Benefit from) provision for deferred income taxes	(1,216)	135
Excess income tax benefits from stock-based award activities	—	(41)
Changes in operating assets and liabilities:
Accounts receivable and unbilled services	(142)	(62)
Prepaid expenses and other assets	(54)	(8)
Accounts payable and accrued expenses	90	160
Unearned income	(104)	52
Income taxes payable and other liabilities	(82)	70
Net cash provided by operating activities	970	860
Investing activities:
Acquisition of property, equipment and software	(369)	(164)
Net cash (paid for) assumed from acquisition of businesses (1)	(854)	1,887
Disposition of business, net of cash disposed	12	—
Sales (purchases) of trading securities, net	2	(40)
Proceeds from corporate owned life insurance policies	—	21
Proceeds from sale of equity securities	—	41
Investments in unconsolidated affiliates, net of payments received	15	(17)
Other	4	3
Net cash (used in) provided by investing activities	(1,190)	1,731
Financing activities:
Proceeds from issuance of debt	5,242	466
Payment of debt issuance costs	(50)	(7)
Repayment of debt	(2,883)	(1,949)
Proceeds from revolving credit facility	1,921	172
Repayment of revolving credit facility	(1,767)	—
Principal payments on capital lease obligations	(2)	(2)
Payment of contingent consideration	(4)	(5)
Stock issued under employee stock purchase and option plans	91	97
Repurchase of common stock	(2,620)	(1,097)
Excess income tax benefits from stock-based award activities	—	41
Net cash used in financing activities	(72)	(2,284)
Effect of foreign currency exchange rate changes on cash	53	(86)
(Decrease) increase in cash and cash equivalents	(239)	221
Cash and cash equivalents at beginning of period	1,198	977
Cash and cash equivalents at end of period	$959	$1,198

(1) 2016 includes $2,031 million of cash acquired in the Merger

Table 4
IQVIA HOLDINGS INC. AND SUBSIDIARIES
NET INCOME TO ADJUSTED EBITDA RECONCILIATION
COMBINED COMPANY AS IF THE MERGER CLOSED 1/1/2016
(in millions)
(preliminary and unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net Income (Net Loss)	$1,076	$(178)	$1,309	$236
(Benefit from) provision for income taxes	(992)	227	(987)	385
Depreciation and amortization	278	190	1,011	551
Interest expense, net	95	70	339	281
(Income) loss in unconsolidated affiliates	(3)	3	(10)	4
Income from non-controlling interests	8	3	19	15
Deferred revenue purchasing accounting adjustments	5	55	15	60
Stock-based compensation	24	24	106	82
Other expense (income), net	22	(11)	37	2
(Gain) loss on extinguishment of debt	(2)	31	19	31
Impairment charges	—	—	40	28
Restructuring and related charges	25	43	63	147
Acquisition related charges	17	9	44	38
Integration related costs	29	75	42	96
Adjusted EBITDA	$582	$541	$2,047	$1,956

Note: Numbers may not add to total due to rounding.

Table 5
IQVIA HOLDINGS INC. AND SUBSIDIARIES
NET INCOME TO ADJUSTED NET INCOME RECONCILIATION
(in millions, except per share data)
(preliminary and unaudited)

	Three Months Ended	Twelve Months Ended
	December 31, 2017	December 31, 2017
Net Income	$1,076	$1,309
Benefit from income taxes	(992)	(987)
Purchase accounting amortization	217	770
Income in unconsolidated affiliates	(3)	(10)
Income from non-controlling interests	8	19
Deferred revenue purchasing accounting adjustments	5	15
Stock-based compensation	24	106
Other expense, net	22	37
(Gain) loss on extinguishment of debt	(2)	19
Impairment charges	—	40
Royalty hedge gain	—	8
Restructuring and related charges	25	63
Acquisition related charges	17	44
Integration related costs	29	42
Adjusted Pre Tax Income	$426	$1,475
Adjusted tax expense	(114)	(406)
Income from non-controlling interests	(8)	(19)
Minority interest effect in non-GAAP adjustments (1)	(4)	(11)
Adjusted Net Income	$300	$1,039

Adjusted earnings per share attributable to common shareholders:
Basic	$1.43	$4.77
Diluted	$1.40	$4.67
Weighted-average common shares outstanding:
Basic	209.3	217.8
Diluted	214.2	222.6

(1) Reflects the portion of Q2 Solutions' after-tax non-GAAP adjustments attributable to the minority interest partner.

Note: Numbers may not add to total due to rounding.

Table 6
IQVIA HOLDINGS INC. AND SUBSIDIARIES
CALCULATION OF GROSS AND NET LEVERAGE RATIOS
AS OF DECEMBER 31, 2017
(in millions)
(preliminary and unaudited)

Gross Debt, net of Original Issue Discount, as of December 31, 2017	$10,225
Net Debt as of December 31, 2017	$9,266
Adjusted EBITDA for the twelve months ended December 31, 2017	$2,047
Gross Leverage Ratio (Gross Debt/LTM Adjusted EBITDA)	5.0x
Net Leverage Ratio (Net Debt/LTM Adjusted EBITDA)	4.5x

CONTACT:
IQVIA Investor Relations
Andrew Markwick, +1-973-257-7144
andrew.markwick@iqvia.com
or
IQVIA Media Relations
Tor Constantino, +1-484-567-6732
tor.constantino@iqvia.com